Exhibit 99.1

SANDRIDGE ENERGY EXPANDS BOARD OF DIRECTORS

Four TPG-Axon Group Nominees Appointed to the Board Immediately

Newly Expanded Board to Undertake a Comprehensive Review of Capital and Overhead Expenses

Board to Complete Review by Independent Firm of Related-Party Transactions

OKLAHOMA CITY, March 13, 2013 /PRNewswire/ — SandRidge Energy, Inc. (NYSE: SD) today announced that it has reached a settlement agreement with TPG-Axon Capital. Under the terms of the agreement:

•	Four of the TPG-Axon Group’s nominees – Stephen C. Beasley, Edward W. Moneypenny, Alan J. Weber and Dan A. Westbrook – will be added to the Board of Directors effective immediately.

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The Board of Directors will complete a review by an independent firm of the related-party transactions that have been outlined by TPG-Axon, and expects the results of that review to be completed no later than June 15, 2013. Mr. Ward will remain Chairman and CEO while the Board completes its review.

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The Board of Directors will decide by June 30, 2013, whether or not to terminate Mr. Ward’s employment. If the Board does not terminate Mr. Ward by June 30, 2013, three current directors will resign, and one additional TPG-Axon nominee will be elected to the Board, resulting in a majority of the Board being TPG-Axon nominees.

•

In the event that Mr. Ward is no longer CEO, James Bennett will be appointed interim CEO, and the Board will conduct a search for a successor CEO. Mr. Bennett has been appointed President and Jeffrey Serota has been appointed lead independent director. In the event Mr. Ward is no longer Chairman of the Board, Mr. Serota will be appointed interim Chairman, for a term of six months.

•

The Board will also conduct a comprehensive review of the Company’s strategy and costs, with particular focus on reducing corporate overhead and optimizing capital expenditures. As a symbol of its commitment to improving efficiency, the Board has reduced compensation for directors, effective immediately, from $375,000 to $250,000 per year.

Mr. Serota stated “We believe these actions open a new chapter for SandRidge. Going forward, the Company will focus on maximizing the potential of its existing assets, particularly its valuable position in the Mississippian formation. In addition, we remain committed to creating long-term value for all stakeholders including our shareholders and employees and the communities in which we operate. We look forward to the immediate contribution of our new directors.”

Dinakar Singh, founder of TPG-Axon, commented: “We are pleased to reach agreement with the SandRidge directors, and look forward to working together to build shareholder value. We believe the actions taken by the Board address our concerns, and are a promising start to a bright future for SandRidge. We all believe that SandRidge has tremendous asset value, and we expect that the Company will relentlessly focus on growing and realizing that value through a particular focus on execution and efficiency.”

TPG-Axon Group has agreed to terminate its consent solicitation and withdraw its notice to the Company of its intent to present certain proposals and nominate certain individuals for election as directors at the Company’s 2013 annual meeting.

The Company noted that while the Board’s review to date has not revealed any improper conduct by Mr. Ward, the Audit Committee of the Board is conducting a further review, with the assistance of independent counsel, and expects the results of that review to be completed no later than June 15, 2013.

Separately, SandRidge also announced today that Matthew K. Grubb, the Company’s President and Chief Operating Officer, has informed the Company of his intent to resign to pursue other opportunities. Mr. Ward commented, “I want to thank Matt for his tireless work over the last seven years. He has been instrumental in helping SandRidge transition to a liquids rich company with a solid financial footing. We wish him the best in his future endeavors.”

About SandRidge:

SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and conduct marketing operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in the Mid-Continent, Gulf of Mexico, West Texas and Gulf Coast regions. SandRidge’s internet address is www.sandridgeenergy.com.

FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company. Actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2013, as may be updated from time to time in the Company’s SEC filings, which are available through the web site maintained by the SEC at www.sec.gov. The Company’s forward-looking statements in this communication are based on management’s current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

SandRidge Contacts:

Investors

Kevin R. White

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

+1 (405) 429-5515

Media

Gregory T. Dewey

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

+1 (405) 429-6388